UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

(Rule 13d-101)

Amendment No. 10

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(a)
AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

The Pep Boys – Manny, Moe & Jack

(Name of Issuer)

Common Stock, par value $1.00 per share

(Title of Class of Securities)

713278109

(CUSIP Number)

Mr. James A. Mitarotonda

c/o Barington Companies Equity Partners, L.P.

888 Seventh Avenue, 17th Floor

New York, NY 10019

(212) 974-5700

(Name, Address and Telephone Number of

Person Authorized to Receive Notices

and Communications)

September 22, 2006

(Date of Event which Requires Filing

of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f), or 13d-1(g), check the following box: .

This Amendment No. 10 amends and supplements the Schedule 13D filed with the Securities and Exchange Commission (the “SEC”) on November 21, 2005, as amended by Amendment No. 1 filed on December 9, 2005, Amendment No. 2 filed on December 22, 2005, Amendment No. 3 filed on February 15, 2006, Amendment No. 4 filed on March 28, 2006, Amendment No. 5 filed on May 22, 2006, Amendment No. 6 filed on May 24, 2006, Amendment No. 7 filed on July 13, 2006, Amendment No. 8 filed on August 3, 2006, and Amendment No. 9 filed on September 6, 2006 (together, the “Statement”), by and on behalf of Barington Companies Equity Partners, L.P. (“Barington”) and others with respect to the common stock, par value $1.00 per share (the “Common Stock”), of The Pep Boys-Manny, Moe & Jack, a Pennsylvania corporation (the “Company”). The principal executive offices of the Company are located at 3111 West Allegheny Avenue, Philadelphia, Pennsylvania 19132.

Item 4.                Purpose of Transaction.

Item 4 of the Statement is hereby amended and supplemented as follows:

The Reporting Entities intend to vote in favor of all of the Company’s nominees for election as directors at the Company’s 2006 annual meeting of shareholders (Item 1 to be voted on at the 2006 annual meeting) in accordance with the Agreement the Reporting Entities entered into with the Company dated as of August 2, 2006. The Reporting Entities also intend to vote in favor of the approval of the appointment of the Company’s independent registered public accounting firm (Item 2 to be voted on at the 2006 annual meeting) and in favor of the shareholder proposal regarding the Company’s Shareholder Rights Plan (Item 3 to be voted on at the 2006 annual meeting). The Company’s 2006 annual meeting of shareholders is scheduled to be held on October 19, 2006.

SIGNATURES

After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this Statement is true, complete and correct.

Dated: September 22, 2006

BARINGTON COMPANIES EQUITY PARTNERS, L.P.
By:	Barington Companies Investors, LLC, its general partner
By:	/s/ James A. Mitarotonda

Name:	James A. Mitarotonda
Title:	Managing Member

BARINGTON INVESTMENTS, L.P.
By:	Barington Companies Advisors, LLC, its general partner
By:	/s/ James A. Mitarotonda

Name:	James A. Mitarotonda
Title:	Managing Member

BARINGTON COMPANIES ADVISORS, LLC
By:	/s/ James A. Mitarotonda

Name:	James A. Mitarotonda
Title:	Managing Member

BARINGTON COMPANIES INVESTORS, LLC
By:	/s/ James A. Mitarotonda

Name:	James A. Mitarotonda
Title:	Managing Member

BARINGTON COMPANIES OFFSHORE FUND, LTD.
By:	/s/ James A. Mitarotonda

Name:	James A. Mitarotonda
Title:	President

BARINGTON OFFSHORE ADVISORS, LLC
By:	/s/ James A. Mitarotonda

Name:	James A. Mitarotonda
Title:	Authorized Signatory

BARINGTON CAPITAL GROUP, L.P.
By:	LNA Capital Corp., its general partner
By:	/s/ James A. Mitarotonda

Name:	James A. Mitarotonda
Title:	President and CEO

LNA CAPITAL CORP.
By:	/s/ James A. Mitarotonda

Name:	James A. Mitarotonda
Title:	President and CEO

/s/ James A. Mitarotonda

James A. Mitarotonda

PARCHE, LLC
By:	Admiral Advisors, LLC, its managing member
By:	/s/ Jeffrey M. Solomon

Name:	Jeffrey M. Solomon
Title:	Authorized Signatory

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD.
By:	/s/ Jeffrey M. Solomon

Name:	Jeffrey M. Solomon
Title:	Authorized Signatory

RCG CARPATHIA MASTER FUND, LTD.
By:	/s/ Jeffrey M. Solomon

Name:	Jeffrey M. Solomon
Title:	Authorized Signatory

RCG AMBROSE MASTER FUND, LTD.
By:	Ramius Capital Group, L.L.C., its Investment Manager
By:	C4S & Co., L.L.C., its Managing Member
By:	/s/ Jeffrey M. Solomon

Name:	Jeffrey M. Solomon
Title:	Managing Member

RCG HALIFAX FUND, LTD.
By:	Ramius Capital Group, L.L.C., its Investment Manager
By:	C4S & Co., L.L.C., its Managing Member
By:	/s/ Jeffrey M. Solomon

Name:	Jeffrey M. Solomon
Title:	Managing Member

RAMIUS MASTER FUND, LTD
By:	Ramius Advisors, LLC its Investment Manager
By:	Ramius Capital Group, L.L.C. its sole member
By:	/s/ Jeffrey M. Solomon

Name:	Jeffrey M. Solomon
Title:	Managing Member

RAMIUS FUND III, LTD
By:	Ramius Advisors, LLC its Investment Manager
By:	Ramius Capital Group, L.L.C. its sole member
By:	/s/ Jeffrey M. Solomon

Name:	Jeffrey M. Solomon
Title:	Managing Member

RAMIUS ADVISORS, LLC
By:	Ramius Capital Group, L.L.C. its sole member
By:	/s/ Jeffrey M. Solomon

Name:	Jeffrey M. Solomon
Title:	Authorized Signatory

ADMIRAL ADVISORS, LLC
By:	Ramius Capital Group, L.L.C., its sole member
By:	/s/ Jeffrey M. Solomon

Name:	Jeffrey M. Solomon
Title:	Authorized Signatory

RAMIUS CAPITAL GROUP, L.L.C.
By:	C4S & Co., L.L.C., its Managing Member
By:	/s/ Jeffrey M. Solomon

Name:	Jeffrey M. Solomon
Title:	Managing Member

C4S & CO., L.L.C.
By:	/s/ Jeffrey M. Solomon

Name:	Jeffrey M. Solomon
Title:	Managing Member

/s/ Jeffrey M. Solomon

Jeffrey M. Solomon, individually and as attorney-in-fact for Peter A. Cohen, Morgan B. Stark, and Thomas W. Strauss

RJG CAPITAL PARTNERS, L.P.

By:	RJG Capital Management, LLC, its general partner
By:	/s/ Ronald J. Gross

Name:	Ronald J. Gross
Title:	Managing Member

RJG CAPITAL MANAGEMENT, LLC
By:	/s/ Ronald J. Gross

Name:	Ronald J. Gross
Title:	Managing Member

/s/ Ronald J. Gross

Ronald J. Gross

D.B. ZWIRN SPECIAL OPPORTUNITIES FUND, L.P.
By: D.B. ZWIRN PARTNERS, LLC, its general partner
By: ZWIRN HOLDINGS, LLC, its managing member
By:	/s/ Daniel B. Zwirn

Name:	Daniel B. Zwirn
Title:	Managing Member

D.B. ZWIRN SPECIAL OPPORTUNITIES FUND (TE), L.P.
By: D.B. ZWIRN PARTNERS, LLC, its general partner
By: ZWIRN HOLDINGS, LLC, its managing member
By:	/s/ Daniel B. Zwirn

Name:	Daniel B. Zwirn
Title:	Managing Member

D.B. ZWIRN SPECIAL OPPORTUNITIES FUND, LTD.
By: D.B. Zwirn & Co., L.P., its manager
By: DBZ GP, LLC, its general partner
By: Zwirn Holdings, LLC, its managing member
By:	/s/ Daniel B. Zwirn

Name:	Daniel B. Zwirn
Title:	Managing Member

HCM/Z SPECIAL OPPORTUNITIES LLC
By: D.B. Zwirn & Co., L.P., its manager
By: DBZ GP, LLC, its general partner
By: Zwirn Holdings, LLC, its managing member
By:	/s/ Daniel B. Zwirn

Name:	Daniel B. Zwirn
Title:	Managing Member

D.B. ZWIRN & CO., L.P.
By: DBZ GP, LLC, its general partner
By: Zwirn Holdings, LLC, its managing member
By:	/s/ Daniel B. Zwirn

Name:	Daniel B. Zwirn
Title:	Managing Member

DBZ GP, LLC
By: Zwirn Holdings, LLC, its managing member
By:	/s/ Daniel B. Zwirn

Name:	Daniel B. Zwirn
Title:	Managing Member

ZWIRN HOLDINGS, LLC
By:	/s/ Daniel B. Zwirn

Name:	Daniel B. Zwirn
Title:	Managing Member

/s/ Daniel B. Zwirn

Daniel B. Zwirn